Exhibit 99.2

15 West 6th Street, Suite, 1800 • Tulsa, Oklahoma  74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM HOLDINGS, INC. PRICES OFFERING OF COMMON STOCK

TULSA, OK — August 12, 2013— Laredo Petroleum Holdings, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or “the Company”), today announced the pricing of an underwritten public offering of 16,000,000 shares of its common stock at a public offering price of $23.75 per share. The Company is offering 13,000,000 shares of common stock, and certain affiliates of Warburg Pincus LLC and members of the Company’s management (collectively, the “selling stockholders”) are offering an additional 3,000,000 shares of common stock. Certain of the selling stockholders have granted the underwriters a 30-day option to purchase up to 2,400,000 additional shares at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about August 19, 2013, subject to customary closing conditions. Upon closing of the offering, affiliates of Warburg Pincus LLC will own approximately 57% of the Company’s shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares).

The Company intends to use the net proceeds from the sale of the shares of common stock offered by it to implement the Company’s planned exploration and development activities, accelerate its capital program (as appropriate), and for general corporate purposes. The Company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

J.P. Morgan, Goldman, Sachs & Co., Wells Fargo Securities, BofA Merrill Lynch and BMO Capital Markets are acting as joint bookrunners for the offering. Barclay’s, Capital One Southcoast, Citi and Credit Suisse are acting as senior co-managers for the offering, and BB&T Capital Markets, BBVA Securities, BOSC, Inc., Comerica Securities, ING, Mitsubishi UFJ Securities, Scotiabank/Howard Weil, Societe Generale and SunTrust are acting as co-managers for the offering.

This offering is being made pursuant to an effective shelf registration statement, including a prospectus and a preliminary prospectus supplement related to the offering, filed by the Company with the Securities and Exchange Commission (“SEC”). Copies of the prospectus and the preliminary prospectus supplement may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from: J.P. Morgan via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or telephone: (866) 803-9204; Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, or telephone:

1-866-471-2526, facsimile: 212-902-9316, or email: prospectus-ny@ny.email.gs.com; Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, or telephone: (800) 326-5897, or email: cmclientsupport@wellsfargo.com; BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or email: dg.prospectus_requests@baml.com; or BMO Capital Markets, Attn: Syndicate Department, 3 Times Square, 27th Floor, New York, New York 10036, or email: bmoprospectus@bmo.com, or telephone (800) 414-3627.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.

Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, our business plans may change as circumstances warrant and the securities may not ultimately be offered to the public because of general market conditions or other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

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Contacts:

Ron Hagood:  (918) 858-5504 — RHagood@laredopetro.com

Branden Kennedy:  (918) 858-5015 — BKennedy@laredopetro.com

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